Exhibit 10.16

SEVERANCE PLAN AND AGREEMENT

THIS SEVERANCE PLAN AND AGREEMENT (this “Agreement”) is entered into as of October 15, 2013, by and between Ambassadors Group, Inc. (“AGI”) and Ambassador Programs, Inc. (“API”), on the one hand, and Lisa Netz (the “Executive”), on the other hand.  For purposes of this Agreement, AGI, API and their subsidiaries shall be referred to collectively as the “Company”.

The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to enter into this Agreement with Executive to assure that the Company will have the continued dedication of the Executive.  The Board further believes it is imperative to diminish the distraction of the Executive by any uncertainties and risks associated with involuntary severance and/or change of control of the Company, while at the same time to safeguard for the Company its confidential and trade secret information, its valuable business relationships and its highly trained workforce. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.  Unless otherwise stated, all capitalized terms used herein shall have the meanings set forth in Section 10.

AGREEMENT

NOW, THEREFORE, in consideration of the continued employment of the Executive and the mutual covenants and agreements hereinafter set forth, the Company and the Executive agree as follows:

1. Severance Benefits.  In consideration of the Executive’s compliance with all of the terms of this Agreement, including but not limited to the noncompete, nonsolicitation, nondisparagement and confidentially provisions below, and the Executive’s execution of a General Release as of the effective date of the Executive’s Termination of Service, in substantially the form attached hereto as Exhibit A, the Company hereby agrees that, in the event of the Executive’s Involuntary Termination Without Cause or Termination for Good Reason, the Executive shall be entitled to the following “Severance Benefits”:

(a) Continued base salary for the three (3) month period (except in the event that such Termination of Service occurs within the six (6) month period immediately following a “Change In Control,” in which event it shall be base salary for the six (6) month period) immediately following Termination of Service (the “Severance Period”) at the annual rate in effect as of Termination of Service.  Payments for such continued base salary shall commence upon the next normal payroll date following Termination of Service and be paid in accordance with the Company’s normal payroll practices over the same period such amounts would otherwise have been paid had the Executive continued in the employ of the Company.

(b) An annual bonus equal to 100% of the Executive’s “Target Annual Bonus” established by the Company for the calendar year in which Termination of Service occurs, payable at the same time the Executive’s annual bonus would otherwise have been paid had the Executive continued in the employ of the Company and, furthermore, payable whether or not the target is met.

(c) Continued medical insurance benefits (in the form of the payment of COBRA benefits) comparable to the benefits provided to other executive’s of the Company for the lesser of the Severance Period, or until the Executive becomes reemployed with another employer and is eligible to receive medical benefits under another employer-provided plan.

(d) Executive shall be fully vested in all outstanding unvested equity grants under any Company stock option, stock appreciation right, or restricted stock plan or agreement; provided, however any and all stock options must be timely exercised in accordance with the existing stock option agreements between the Executive and the Company.

(e) Notwithstanding the forgoing, the timing of payment of the Severance Benefits shall be subject to and may be delayed in compliance with all requirements of IRC Section 409A as provided in Section 10 below.

(f) Notwithstanding the foregoing, in the event that any Severance Benefits payable under this Agreement or any other compensation, benefit or other amounts payable from the Company for the benefit of the Executive are subject to the deduction limitations and tax imposed by Sections IRC Sections 280G and 4999 (including any applicable interest and penalties), the Employee’s Severance Benefits under this Agreement shall be limited so as to avoid the application of any such excise taxes.

2. Noncompetition.  The Executive acknowledges and agrees that he or she has received and shall continue to receive valuable Confidential Information and Trade Secrets of the Company and exposure to key suppliers, service providers, group leaders and tour customers of the Company.  Accordingly, because of Executive’s access to, and knowledge of, the Company’s Confidential Information and Trade Secrets and key suppliers, service providers, group leaders and tour customers, as well as Executive’s extraordinary position within the Company, Executive would be in a unique position to divert business from the Company and to commit irreparable damage to the Company were Executive to be allowed to compete with the Company or to commit any of the other acts prohibited below.

The Executive therefore agrees that, in order to protect the legitimate business interests of the Company, the Executive shall not, during Executive’s employment and for the Noncompete Period, directly or indirectly, own, organize, consult with, be employed by, advise, be a partner of or joint venturer with, be a director or managing member of, or otherwise assist or provide services to, any Competitor within the Restricted Area except to the extent Executive is acting on behalf of the Company or in furtherance of the Company’s interests.  The Executive further agrees that, during Executive’s employment and for the Noncompete Period, the Executive shall not, directly or indirectly, purchase any equity securities of any corporation or other business (other than as a shareholder or beneficial owner directly or indirectly owning one percent (1%) or less of the outstanding securities of a public company) which is a Competitor without the prior written consent of the Company.

3. Nonsolicitation of Employees.  The Executive acknowledges and agrees that the Company has expended and will continue to expend significant time, effort and resources in the hiring, training and development of an unusual and extraordinary workforce whose identities and abilities the Executive would not know of or learn but for his or her relationship with the Company.  The Executive therefore agrees that, during Executive’s employment and for the Nonsolicitation Period, the Executive shall not, directly or indirectly, (a) solicit, or attempt to solicit, any employee of, consultant or tour group leader associated with the Company to work for, contract with, become a partner with or otherwise be retained by any other person or entity; (b) assist or advise any other person or entity in hiring, employing, retaining or soliciting such employees, consultants or tour group leaders; or (c) encourage any such employee, consultant or tour group leader to be hired, employed, retained or solicited by any other person or entity.

4. Nonsolicitation of Customers.  The Executive acknowledges and agrees that the Executive possesses and may continue to receive valuable Confidential Information and Trade Secrets of the Company and exposure to tour customers and potential customers of the Company.  The Executive therefore agrees that, during Executive’s employment and for the Nonsolicitation Period, the Executive shall not, directly or indirectly, solicit any tour customers or potential customers of the Company with whom the Executive had contact with or about whom Executive learned information during Executive’s employment with the Company, on behalf of any other entity or person.  Executive further agrees that he shall not disparage the Company, its officers and directors or tour programs to such customers or potential customers.

5. Nonsolicitation of Suppliers and Service Providers.  The Executive acknowledges and agrees that the Executive has received and may continue to receive valuable Confidential Information and Trade Secrets of the Company with respect to its relationships with its suppliers and service providers such as hotels, travel operators and other vendors and that the ability to acquire services from such suppliers and service providers is limited.  Accordingly, such relationships constitute valuable assets of the Company.  The Executive therefore agrees that, during Executive’s employment and for the Nonsolicitation Period, the Executive shall not, for, on behalf of or in connection with any Competitor, directly or indirectly, solicit any suppliers or service providers with whom the Executive had contact with or about whom Executive learned information during Executive’s employment with the Company on behalf of any other entity or person.  Executive further agrees that Executive shall not disparage the Company, its officers, directors or tour programs to such suppliers or service providers.

6. Disparagement.  The Executive hereby covenants and agrees to refrain from disparagement, criticism, defamation or slander of the Company or any of its employees, officers, directors, agents, products or services to anyone.

7. Confidentiality of Information.  The Executive acknowledges and agrees that the Executive has been and shall be exposed to the Company’s Confidential Information and Trade Secrets.  The Executive agrees to keep all such information strictly confidential at all times.  Except as required by the Executive’s duties for the Company or by virtue of a subpoena or other court order applicable to the Executive, the Executive agrees not to make use of or disclose any Confidential Information or Trade Secrets to any person, company, firm, organization or other entity, or encourage any such person, company, firm, organization or other entity to make use of such Confidential Information or Trade Secrets.  The Executive’s obligations under this Section 7 shall survive the Termination of Service.

8. Return of Documents and Electronic Media.  At the termination of the Executive’s employment, the Executive agrees to promptly return to the Company any and all documents and other tangible information and data, regardless of the form in which it is recorded, as well as any and all copies and reproductions of such documents or other tangible information and data (regardless of the form of such copies or reproductions), which the Executive (i) received or obtained from or on behalf of the Company or (ii) prepared, compiled or collected while employed by the Company.  The Executive specifically agrees not to retain any copies of any Confidential Information or Trade Secrets.

9. Ownership of Work Product.  All work product, data, documentation, information or materials conceived, discovered, developed or created by the Executive in the course of the Executive’s work for the Company (collectively, the “Work Product”) shall be owned exclusively by the Company.  To the greatest extent possible, any Work Product shall be deemed to be a “work made for hire” (as defined in the United States Copyright Act, 17 U.S.C.A. §101 et seq., as amended) and owned exclusively by the Company.  The Executive hereby unconditionally and irrevocably transfers and assigns to the Company all right, title and interest in or to any such Work Product.  The Company and the Executive acknowledge that, pursuant to Wash. Rev. Code § 49.44.140(3), any provision in this Agreement requiring Employee to assign his rights in any Work Product does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.

10. Compliance with Section IRC 409A.

(a) Unless otherwise expressly provided, any payment of compensation by Company to the Executive, whether pursuant to this Agreement or otherwise, shall be made within two and one-half months (2½ months) after the end of the later of the calendar year or the Company’s fiscal year in which the Executive’s right to such payment vests (i.e., is not subject to a substantial risk of forfeiture for purposes of IRC Section 409A).  Such amounts shall not be subject to the requirements of subsection 10(b) below applicable to “nonqualified deferred compensation.”  Each installment of any Severance Benefits provided for under this Agreement shall be treated as a separate payment for purposes of application of IRC Section 409A and subsection 10(b) shall not apply to that portion of any amounts payable upon Termination of Service which (i) are required to be paid within the 2½ period provided above, or (ii) qualify as “involuntary severance” under IRC Section 409A because such amount is payable no later than the end of the second year commencing after Termination of Service and does not exceed the lesser of (A) two hundred percent (200%) of the Executive’s annualized compensation from the Company for the calendar year immediately preceding the calendar year during which the Termination of Service occurs, or (B) two hundred percent (200%) of the annual limitation amount under IRC Section 401(a)(17) of the Code (the maximum amount of compensation that may be taken into account for purposes of a tax-qualified retirement plan) for the calendar year during which Termination of Service occurs.

(b) All payments of “nonqualified deferred compensation” (within the meaning of IRC Section 409A) are intended to comply with the requirements of IRC Section 409A, and shall be interpreted in accordance therewith.  Neither party individually or in combination may accelerate, offset or assign any such deferred payment, except in compliance with IRC Section 409A.  No amount shall be paid prior to the earliest date on which it is permitted to be paid under IRC Section 409A and Executive shall have no discretion with respect to the timing of payments except as permitted under IRC Section 409A. In the event that the Executive is determined to be a “specified employee” (as defined and determined under IRC Section 409A) of Company at a time when its stock is deemed to be publicly traded on an established securities market, payments determined to be “nonqualified deferred compensation” payable by reason of Termination of Service shall be paid no earlier than (i) the first day of the seventh (7th) calendar month commencing after such Termination of Service, or (ii) the Executive’s death, consistent with and to the extent necessary to meet the requirements IRC Section 409A without the imposition of excise taxes.  Any payment delayed by reason of the prior sentence shall be paid out in a single lump sum on the earliest date permitted under IRC Section 409A in order to catch up to the original payment schedule.

(c) All benefit plans, programs and policies sponsored by the Company are intended to comply with all requirements of IRC Section 409A or to be structured so as to be exempt from the application of IRC Section 409A.  All expense reimbursement or in-kind benefits subject to IRC Section 409A which are provided under this Agreement or, unless otherwise specified in writing, under any Company program or policy shall be subject to the following rules: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during one calendar year may not affect the benefits provided during any other year; (ii) reimbursements shall be paid no later than the end of the calendar year following the year in which the Executive incurs such expenses, and the Executive shall take all actions necessary to claim all such reimbursements on a timely basis to permit the Company to make all such reimbursement payments prior to the end of said period, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit by the Executive.

(d) The Executive shall be responsible for the payment of all taxes applicable to payments or benefits received from the Company.  It is the intent of the Company that the provisions of this Agreement and all other plans and programs sponsored by the Company be interpreted to comply in all respects with IRC Section 409A, however, the Company shall have no liability to the Executive, or any successor or beneficiary thereof, in the event taxes, penalties or excise taxes may ultimately be determined to be applicable to any payment or benefit received by the Executive or any successor or beneficiary thereof.

11. Definitions.

(a) “Change In Control” shall mean any of the following events:

i. The date on which any person, entity or group that has entered into a merger, acquisition, consolidation, purchase, stock acquisition, asset acquisition, or similar business transaction with AGI acquires:

(1) ownership of stock of AGI that, together with any stock previously held by such person, entity or group, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; or

(2) assets from AGI (including its subsidiaries) that have a total gross fair market value (determined without regard to any liabilities associated with such assets) of fifty percent (50%) of all of the assets of AGI (including its subsidiaries) during the twelve-month period ending on the date of such acquisition; provided, however, that any transfer of assets to related parties described in Treasury Regulation § 1.409A-3(i)(5)(vii)(B)(1) shall not constitute a Change In Control.

ii. the date on which a majority of members of AGI’s Board of Directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of such appointment or election.

(b) “Competitor” shall mean any person, company (except the Company), firm, organization or other entity which engages in the development, marketing, organizing, operation or conducting of student tours, including, without limitation, those tours designed for primary and secondary school students.

(c) “Confidential Information” shall be given its broadest possible interpretation and shall mean any and all information disclosed or made available by the Company to the Executive including, without limitation, any information which is not publicly known or available upon which the Company’s business or success depends.

(d) “IRC” shall mean the Internal Revenue Code of 1984, as amended, and all Treasury regulations and applicable authorities promulgated thereunder.

(e) “Involuntary Termination Without Cause”  shall mean the Executive’s Termination of Service which is initiated by the Company without “Cause” as defined herein.  Involuntary Termination Without Cause shall not include a termination by reason of the Executive’s death or disability and shall not include a termination which is initiated by the Executive for which the Company requires an alternative effective date. For purposes of this Agreement, “Cause” shall mean termination for any one of the following reasons: (i) the Executive’s conviction, pleading guilty or no contest with respect to a felony or a misdemeanor involving dishonesty or moral turpitude; (ii) the Executive’s commission of any act of theft, fraud, dishonesty, or falsification of any employment or Company records; (iii) the Executive’s engagement in misconduct that is materially detrimental to the Company’s reputation or business, as determined by at least two thirds (2/3) of the members of the Board; (iv) upon written notice to the Executive of Executive’s insubordination or refusal without proper legal reason to substantially perform the duties and responsibilities required  by the Chief Executive Officer of the Company or the Board, other than by reason of mental or physical illness or incapacity, and the Executive’s failure to cure such insubordination or to perform such duties and responsibilities, as determined by the Chief Executive Officer of the Company or the Board, in his or its sole discretion, within thirty (30) days of the date of such notice; or (v) upon written notice to Executive of any breach by the Executive of any material term of this Agreement and/or of the Executive’s fiduciary duties to the Company and, if the breach is reasonably susceptible of cure, the Executive’s failure to cure such breach within thirty (30) days of the date of such notice, as determined by the Chief Executive Officer of the Company or the Board, in his or its sole discretion.

(f) “Noncompete Period” shall be a period of two (2) years following the termination of the Executive’s employment for any reason.

(g) “Nonsolicitation Period” shall be a period of two (2) years following the termination of the Executive’s employment for any reason.

(h) “Restricted Area” shall be any state, province, territory or foreign country in which the Company markets, operates or conducts its tour programs.

(i) “Termination for Good Reason”  shall mean a Termination of Service which is initiated by the Executive by reason of (i) a material reduction in Executive’s base compensation; (ii) a material reduction in Executive’s authority, titles, duties and responsibilities; or (iii) the relocation of the Executive’s principal office location of more than 50 miles from his or her present location, where such reduction or change is made without the Executive’s prior consent, and is not cured by the Company within forty-five (45) days of its receipt of written notice of such adverse circumstances from the Executive.  Any notice of termination for Good Reason must be made no later than ninety (90) days following the initial existence of such adverse circumstance and shall be effective no earlier than the end of the Company’s forty-five (45) day cure period and no later than one hundred thirty-five (135) days following such initial occurrence.  If the Executive does not deliver to the Company a notice of termination within the ninety (90) day period after Executive has knowledge of an event constituting Good Reason, such event shall no longer constitute Good Reason.

(j) “Termination of Service”  shall mean a “separation from service” (as such concept is defined under IRC Section 409A) of the Executive’s employment with the Company for any reason whatsoever, whether voluntary or involuntary.

(k) “Trade Secrets” shall be given its broadest possible interpretation and shall mean any and all documents, information or other data (whether recorded or otherwise) (as defined below), which concerns the Company or business and which (i) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.  Trade Secrets includes, without limitation, information related to the Company’s student customers, potential student customers, suppliers, partners, service providers, travel operators, vendors, marketing plans, advertising, contracts, potential contracts, tour group leaders, potential tour group leaders, tour group leader training plans, strategies, forecasts, pricing, methods, practices, techniques, business plans, financial plans, research, development, purchasing, accounting, programming and/or tour development.

(l) “Severance Benefits” shall mean the involuntary severance benefits provided under Section 1.

12. Remedies and Injunctive Relief.  Executive understands and agrees that any violation of this Agreement may cause immediate and irreparable harm to the Company, the exact extent of which may be difficult to ascertain, and that the remedies at law for any such violation may not adequately compensate the Company.  Therefore, Executive agrees that, in addition to such other damages or remedies that may be available, including but not limited to the cessation of payments provided for in Section 1 above, Executive shall be entitled to specific performance and/or immediate, preliminary and permanent injunctive relief for any violations of this Agreement and, for such purposes, Executive irrevocably consents to the jurisdiction of the United States District Court for the Eastern District of Washington and the Spokane County Superior Court.  The Company shall be entitled to such relief without the necessity of proving actual damages or posting a bond.

13. Arbitration.  Except as set forth in Section 11 above, any controversy relating to this Agreement shall be settled by binding arbitration according to the applicable employment dispute resolution rules of the American Arbitration Association in Spokane, Washington.

14. Governing Law.  To the extent not preempted by federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of Washington, without reference to principles of conflict of laws.  The Agreement is intended to constitute a “welfare benefit plan” providing benefits to “a select group of management and highly compensated employees” under Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  The Company is the “named fiduciary” and hereby adopted the ERISA Claims Procedures which are attached hereto as Exhibit B and incorporated herein.

15. Assignment.  The Executive shall not assign, sell, transfer, delegate or otherwise dispose of any rights or obligations under this Agreement without the prior written consent of the Company.  The Company may assign its rights under this Agreement without Executive’s consent.

16. Voluntary Agreement.  The Executive expressly acknowledges that the Executive has voluntarily executed this Agreement and that the Executive has had the opportunity to be represented and advised by counsel concerning the terms and conditions of this Agreement as well as the Executive’s execution thereof.

17. Entire Agreement; Waivers; Modification.  Except as provided below, with the exception of previously executed nondisclosure, nonsolicitation, noncompetition or confidentiality agreements, this Agreement is intended by the parties to be the complete, exclusive and final expression of the Company’s and the Executive’s agreement with respect to the subject matters hereof, provided, however, to the extent that the terms of this Agreement enhance to the benefit of the Company the provisions of such previously executed agreements, if any, such terms in this Agreement shall prevail.  No waiver of any of the provisions of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed as a further, continuing or subsequent waiver of any such provision or as a waiver of any other provision of this Agreement.  No failure to exercise and no delay in exercising any right, remedy or power hereunder shall preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.  The Company and the Executive expressly agree that (i) this Agreement shall survive any termination or cessation of the Executive’s employment by the Company or by the Executive, and (ii) this Agreement may not be altered, amended, changed, terminated or modified in any respect except by a written instrument clearly expressing the intent to so modify this Agreement signed by the Executive and an officer or director of the Company.

18. Severability.  If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to exceed the limitations permitted by applicable law, as determined by such court in such action, then the provisions will be deemed reformed to the maximum limitations permitted by applicable law and the parties hereby expressly acknowledge their desire that in such event such action be taken.  Notwithstanding the foregoing, the Company and the Executive further agree that if any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions shall remain in full force and effect and in no way shall be affected, impaired or invalidated.

19. Descriptive Headings.  Descriptive headings contained herein are for reference only and in no way define, limit, extend or describe the scope of this Agreement or any provisions thereof.

20. Counterparts.  This Agreement may be executed in two or more counterparts, with each an original, and with both together constituting one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

The Company:
Ambassadors Group, Inc.
By: /s/ Anthony F. Dombrowik
Name: Anthony F. Dombrowik
Title: CEO
Ambassador Programs, Inc.
By: /s/ Anthony F. Dombrowik
Name: Anthony F. Dombrowik
Title: CEO
Executive:
/s/ Lisa N. Netz
13927 S. Murphy Road
Cheney, WA 99004

EXHIBIT A: GENERAL RELEASE

THIS GENERAL RELEASE (“Release”) is made effective as of the date set forth below, by and between Ambassadors Group, Inc. and Ambassador Programs, Inc (collectively, the “Company”), and _______________ [Insert Executive Name] (“Executive”) with reference to the following:

1. Separation of Employment:  Executive separated employment with Company, effective _________________.  By Executive’s signature below, Executive acknowledges that Executive has received payment for any and all outstanding wages, overtime, bonuses, commissions and accrued but unused vacation pay, and that Executive is not owed any further payment of any type as a result of his/her employment by Company.

2. Payments:  In consideration of Executive’s entering into this Release and complying with all of the terms and conditions of the Severance Plan & Agreement which is attached hereto and incorporated herein (the “Agreement”), Company agrees to pay Executive the Severance Benefits provided under the terms of the Agreement, to which Executive is not otherwise entitled, subject to the term and conditions specified therein.

3. General Release:  For and in consideration of the payments described in Paragraph 2, above, to which Executive is not otherwise entitled, and for other good and valuable consideration:

(a) Executive hereby voluntarily, knowingly and willingly releases, acquits and forever discharges Company including, without limitation, each of its former, current and future agents, executives, officers, directors, shareholders, investors, joint venturers, attorneys, representatives, predecessors, successors, assigns, owners and servants and each of Company’s former, current and future parents, subsidiaries, divisions, affiliates, predecessors, successors and assigns and all of their current, former and future agents, executives, officers, directors, shareholders, investors, joint venturers, attorneys, representatives, predecessors, successors, assigns, owners and servants, from any and all claims, costs or expenses of any kind or nature whatsoever, whether known or unknown, foreseen or unforeseen, including, without limitation, any employment related discrimination or harassment claims under the Americans with Disabilities Act, Title VII of the Civil Rights Act, the Family Medical Leave Act, the Employment Retirement Income Security Act, the Washington Law Against Discrimination, the Washington Constitution, the Washington Labor Code, the Age Discrimination In Employment Act or under common law, which against any or all of them Executive ever had, now has or hereinafter may have, up to and including the date of Executive’s execution of this Agreement, including, without limitation, those arising out of or in any way related to Executive’s employment at Company or the separation of that employment.

(b) It is a condition hereof, and it is Executive’s intention in the execution of the General Release in subparagraph 3(a), above, that the same shall be effective as a bar to each and every claim specified above, and in furtherance of this intention, Executive hereby expressly waives any and all rights and benefits conferred upon Executive by Section 1542 of the California Civil Code, or its Washington State equivalent,  which provides:

(c) A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the Release, which if known by him or her must have materially affected his or her settlement with the debtor.

4. Miscellaneous:

(a) Executive represents and warrants that Executive has not assigned or transferred, or purported to assign or transfer, to any person, firm, corporation or entity any claim or other matter released by this Agreement.  Executive agrees to indemnify Company and anyone else released by this Agreement and hold them harmless against any claims, costs or expenses, including, without limitation, attorneys’ fees actually paid or incurred, arising out of, related to or in any manner whatsoever connected with any such transfer or assignment or purported or claimed transfer or assignment.

(b) Should any provision or term or part of a provision or term, of this Agreement be declared or determined by any court or arbitrator to be illegal or invalid, the validity of the remaining parts, provision or terms shall not be affected thereby and said illegal or invalid part, provision or term shall not be deemed to be a part of this Agreement.

(c) This Agreement shall be governed by the laws of the State of Washington except where they may be preempted by federal law.

(d) Nothing contained in this Agreement nor the fact that the parties sign this Agreement shall be considered as an admission of any type by either party.

(e) Company and Executive agree that this Release, consisting of this document and the Agreement incorporated herein by reference, constitutes the entire agreement between the parties.

(f) Executive acknowledges that:  (i)  Executive fully understands the terms of this Agreement including, without limitation, the significance and consequences of the General Release in Paragraph 3, above; (ii) Executive is executing this Agreement in exchange for consideration in addition to anything of value to which Executive is already entitled; and (iii) Executive is fully satisfied with the terms of this Agreement and is executing this Agreement voluntarily, knowingly, willingly and without duress.

(g) Pursuant to the Older Workers Benefit Protection Act, Company and Executive acknowledge and agree that:  (i) Executive will have twenty-one (21) days to consider the terms of this Agreement (including, without limitation, Executive’s release and waiver of any and all claims under the Age Discrimination In Employment Act) before executing it; (ii) Executive will have seven (7) days after Executive’s execution of this Agreement in which to revoke this Agreement, in which event a written notice of revocation must be received by the Company on or before the seventh day after Executive’s execution of this Agreement; and (iii) this Agreement will not become effective and enforceable until the seven (7) day revocation period has expired without revocation of the Agreement by Executive.

IN WITNESS HEREOF, this Release is entered into and executed by the parties on the date set forth below.
The Company:
Ambassadors Group, Inc.
By:
Name:
Title:
Ambassador Programs, Inc.
By:
Name:
Title:
Executive:
(Signature)

EXHIBIT B: ERISA CLAIMS PROCEDURES

1.           Administration.  The Severance Plan & Agreement (the “Agreement”) shall be administered by the person or persons appointed by the Board (the Administrator), which shall have the exclusive right and full discretion (i) to interpret the Agreement, (ii) to decide any and all matters arising under the Agreement, and (iii) to make all other arrangements and determinations necessary or advisable for the administration of the Agreement, including determinations regarding eligibility for benefits payable thereunder.  All interpretations of the Administrator with respect to any matter hereunder shall be final, conclusive and binding on all persons affected thereby.  No member of the Administrator shall be liable for any determination, decision, or action made in good faith with respect to the Agreement.  The Company shall indemnify and hold harmless the members of the Administrator from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act or omission, in connection with the performance of such persons’ duties, responsibilities, and obligations hereunder, other than such liabilities, costs, and expenses as may result from the bad faith, willful misconduct, or criminal acts of such persons.

2.           Claims Procedures.  At any time, the Executive (or his authorized representative) claiming benefit under the Agreement, may file a written claim with the Administrator setting forth the nature of the benefits claimed, the amount thereof, and the basis for claiming entitlement to such benefit.  The Administrator shall determine the validity of the claim and communicate a decision to the claimant promptly and, in any event, not later than ninety (90) days after receipt of the claim by the Administrator.  Every claim for benefits which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the claimant (i) the specific reason or reasons for the denial, (ii) specific reference to any provisions of the Agreement (including any internal rules, guidelines, protocols, criteria, etc.) on which the denial is based, (iii) description of any additional material or information that is necessary to process the claim, and (iv) an explanation of the procedure for further reviewing the denial of the claim and the claimant’s right to submit the claim for binding arbitration in the event of  an adverse determination on review.

3.           Review Procedures.  Within sixty (60) days after the receipt of a denial on a claim, a claimant or his/her authorized representative may file a written request for review of such denial.  Such review shall be undertaken by the Board and shall be a full and fair review.  The claimant shall have the right to review all pertinent documents.  The Board shall issue a decision not later than sixty (60) days after the receipt of a request for review from a claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than one hundred twenty (120) days after the receipt of the claimant’s request for review.  The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to any provisions of the Agreement on which the decision is based and shall include an explanation of the claimant’s right to submit the claim for binding arbitration in the event of  an adverse determination on review.